Exhibit 99.1

ITC Announces Final Results of Cash Tender Offer for 5.875% Senior Notes due 2016 and 6.375% Senior Notes due 2036

NOVI, Mich., June 2, 2014 — ITC Holdings Corp. (NYSE: ITC) today announced the final results of its previously announced cash tender offer for any and all of its outstanding $255,000,000 aggregate principal amount of 5.875% Senior Notes due 2016 (the “2016 Senior Notes”) and its outstanding $255,000,000 aggregate principal amount of 6.375% Senior Notes due 2036 (the “2036 Senior Notes” and, together with the 2016 Senior Notes, the “Notes”). As of 11:59 p.m., New York City time, on May 30, 2014 (the “Offer Expiration Date”), $115.7 million aggregate principal amount (representing approximately 45.4%) of the 2016 Senior Notes and $54.7 million aggregate principal amount (representing approximately 21.4%) of the 2036 Senior Notes had been validly tendered and not validly withdrawn pursuant to the tender offer. All of the Notes validly tendered and not validly withdrawn pursuant to the tender offer have been accepted for payment. Payment by ITC for such Notes, as well as for consents delivered pursuant to the related consent solicitation without tendering the related Notes, was completed today.

ITC previously announced the completion of its solicitation of consents to the proposed amendments that modify certain of the covenants applicable to the Notes contained in the indenture governing the Notes. The consent solicitation expired at 5:00 p.m., New York City time, on May 15, 2014. As previously announced, ITC received the requisite consents and, as a result, entered into a supplemental indenture, dated as of May 16, 2014, to effectuate the proposed amendments.

Questions regarding the tender offer may be directed to J.P. Morgan Securities LLC at +1 866 834 4666 or collect at +1 212 834 4811 or to BofA Merrill Lynch at +1 888 292 0070 or collect at +1 980 387 3907.

ITC Holdings Corp. (NYSE: ITC) is the nation’s largest independent electric transmission company. Based in Novi, Michigan, ITC invests in the electric transmission grid to improve reliability, expand access to markets, lower the overall cost of delivered energy and allow new generating resources to interconnect to its operating subsidiaries’ transmission systems. ITC’s regulated operating subsidiaries include ITCTransmission, Michigan Electric Transmission Company, ITC Midwest and ITC Great Plains. Through these subsidiaries, ITC owns and operates high-voltage transmission facilities in Michigan, Iowa, Minnesota, Illinois, Missouri, Kansas and Oklahoma, serving a combined peak load exceeding 26,000 megawatts along 15,000 circuit miles of transmission line. Through ITC Grid Development and its subsidiaries, ITC also focuses on expansion in areas where significant transmission system improvements are needed. (ITC-itc-F)

Investor/Analyst contact: Gretchen Holloway, 248-946-3595; gholloway@itctransco.com

Media contact: Robert Doetsch, 248-946-3493; rdoetsch@itctransco.com